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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 17, 1999



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                           WYNN'S INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                                           1-7200                         95-2854312
  (STATE OR OTHER JURISDICTION OF INCORPORATION)       (COMMISSION FILE NUMBER)              (I.R.S. EMPLOYER
                                                                                             IDENTIFICATION NO.)
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         500 NORTH STATE COLLEGE BLVD, SUITE 700, ORANGE, CA       92868
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)            (ZIP CODE)


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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 938-3700


                                       N/A
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS.

        Pursuant to the terms of the Stock Purchase Agreement, dated October 20, 1999, as amended by Amendment No. 1 to Stock Purchase Agreement, dated December
17, 1999 (as amended, the "Stock Purchase Agreement"), among Wynn's
International, Inc., a Delaware corporation (the "Company"), Goshen Rubber
Companies, Inc., an Indiana corporation ("Goshen") and all of the shareholders of Goshen (collectively, the Goshen Shareholders"), the Company acquired all of the outstanding capital stock of Goshen from the Goshen Shareholders on December
17, 1999. The total purchase price for the shares of Goshen acquired is equal to $24 million plus the net worth of Goshen, subject to certain adjustments, as of December 31, 1999 (the "Cut-Off Date"). In addition, the Company paid off approximately $42 million of indebtedness of Goshen at the closing. The net worth of Goshen as of the Cut-Off Date is estimated to be approximately $21.9 million, subject to adjustment based on the post-closing preparation of the Cut-Off Date balance sheet. The aggregate estimated purchase price at closing, including the Goshen debt repaid at closing, was approximately $88 million.

        Under the Stock Purchase Agreement, $6.2 million of the purchase price consisted of a promissory note of the Company delivered at the closing but payable on January 3, 2000, $35.2 million of the purchase price was paid in cash to the Goshen Shareholders at the closing, $42 million was used to repay outstanding Goshen indebtedness and the balance of the purchase price
(approximately $4.5 million) was deferred and will be paid out over a five-year period, subject to offset based on indemnification claims, if any, made during the five-year period.

        To fund the purchase price for Goshen, the Company used a portion of its cash and cash equivalents and approximately $45 million borrowed under its new revolving credit facility. On December 9, 1999, the Company entered into a new long-term domestic committed unsecured Credit Agreement with Wells Fargo Bank
(the "Credit Agreement") and cancelled its then existing two domestic $15 million lines of credit. The Credit Agreement provides that the Company may borrow up to an aggregate principal amount not to exceed $60 million from the date of the Credit Agreement through October 31, 2002, $50 million from November
1, 2002 through October 31, 2003 and $40 million from November 1, 2003 through
October 31, 2004. Amounts borrowed under the Credit Agreement may be for terms of one to 30 days and bear interest at Wells Fargo Bank's prime rate less 0.25% or for terms of one month to 12 months and bear interest at LIBOR (adjusted for reserves) or Wells Fargo Bank's Money Market Funds Rate (adjusted for reserves) plus an applicable margin determined on the basis of the Company's leverage ratio. The Credit Agreement provides for the payment of a commitment fee and contains representations and warranties, covenants, conditions to borrowing and events of default customary for a facility of its type. The Company expects to repay amounts borrowed pursuant to the Credit Agreement through funds generated by its consolidated operations.

        Goshen is a developer, manufacturer and marketer of O-rings, tetraseals(R), gaskets and other rubber, plastic and urethane products. Goshen will continue these operations after the closing.





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ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS.

        (a)    Financial statements of businesses acquired.

               As of the date of filing of this Current Report on Form 8-K, it is impracticable for the registrant to provide the financial statements required by Item 7(a). Therefore, in accordance with
               Item 7(a)(4) of Form 8-K, such financial statements will be filed by amendment to this Form 8-K as soon as practicable, but in no event later than March 1, 2000 (60 days after January 1, 2000).

        (b)    Pro forma financial information.

               As of the date of filing of this Current Report on Form 8-K, it is impracticable for the registrant to provide the pro forma financial information required by Item 7(b). Therefore, in accordance with Item 7(b)(2) of Form 8-K, such pro forma financial information will be filed by amendment to this Form 8-K as soon as practicable, but in no event later than March 1, 2000
               (60 days after January 1, 2000).

        (c)    Exhibits.

               The following exhibits are filed as a part of this report:

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
Exhibit No.    Description
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
   2.1         Stock Purchase Agreement, dated October 20, 1999, among Wynn's
               International, Inc., Goshen Rubber Companies, Inc. and the
               shareholders of Goshen, and Amendment No. 1 to Stock Purchase
               Agreement, dated as of December 17, 1999.
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   WYNN'S INTERNATIONAL, INC.



                                            By:    /s/ SEYMOUR A. SCHLOSSER
                                                   -----------------------------
                                                   Seymour A. Schlosser
Date:   December 29, 1999                          Vice President - Finance
                                                   and Chief Financial Officer



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                                  EXHIBIT INDEX

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
Exhibit No.    Description
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
    2.1        Stock Purchase Agreement, dated October 20, 1999, among Wynn's
               International, Inc., Goshen Rubber Companies, Inc. and the
               shareholders of Goshen, and Amendment No. 1 to Stock Purchase
               Agreement, dated as of December 17, 1999.
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